SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: August 11, 2004

FEDERATED DEPARTMENT STORES, INC.

7 West Seventh Street, Cincinnati, Ohio 45202 (513) 579-7000

-and-

151 West 34th Street, New York, New York 10001 (212) 494-1602

Delaware	1-13536	13-3324058
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

	(c)	Exhibits

		99.1	Press Release of Federated Department Stores, Inc. ("Federated") dated August 11, 2004.

Item 12.	Results of Operations and Financial Condition.

On August 11, 2004, Federated issued a press release announcing Federated's financial condition and results of operations as of and for the 13 and 26 weeks ended July 31, 2004. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The press release referred to above contains a non-GAAP financial measure designated "cash flow before financing activities" and also contains a non-GAAP financial measure of previous earnings guidance including the effect of one-time costs associated with the debt repurchase. Management believes that cash flow before financing activities is a useful measure in evaluating Federated's ability to generate cash from operating and investing activities. Management believes that excluding cash flows from financing activities from the calculation of this measure is particularly useful where such financing activities are discretionary, as in the case of voluntary debt prepayments and share repurchases. Management believes that providing a measure of earnings guidance including the impact of the one-time costs associated with the debt repurchase will allow investors to more readily compare the earnings guidance referred to in the press release to the earnings guidance reported by Federated in past and future periods. However, the reader is cautioned that any non-GAAP financial measures provided by Federated are provided in addition to, and not as an alternative for, Federated's reported results prepared in accordance with GAAP. Certain items that may have a significant impact on Federated's financial position, results of operations and cash flows must be considered when assessing Federated's actual financial condition and performance regardless of whether these items are included in these non-GAAP financial measures. Additionally, the methods used by Federated to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by Federated may not be comparable to similar measures provided by other companies.

FEDERATED DEPARTMENT STORES, INC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED DEPARTMENT STORES, INC.

Dated: August 11, 2004	By: /s/ Dennis J. Broderick
Name: Dennis J. Broderick
Title: Senior Vice President, General Counsel and Secretary

Exhibit 99.1

Contacts:
Media - Carol Sanger
513/579-7764
Investor - Susan Robinson
513/579-7780

FOR IMMEDIATE RELEASE

FEDERATED 2Q EARNINGS SLIGHTLY EXCEED EXPECTATIONS, EXCLUDING ONE-TIME COSTS RELATED TO DEBT REPURCHASE

     CINCINNATI, OHIO, August 11, 2004 - Federated Department Stores, Inc. today reported diluted earnings per share of 43 cents for the second quarter of 2004. This includes one-time costs of $59 million, or 20 cents a diluted share, related to the company's repurchase of $273 million of its long-term debt. Excluding these one-time costs, Federated's diluted earnings per share in the quarter would be 63 cents, compared to 64 cents a share in the same period last year, and slightly above the company's prior guidance of 57-62 cents a share for the quarter ended July 31.

     For the first half of 2004, Federated reported diluted earnings per share of 96 cents. Excluding costs related to the debt repurchase, diluted earnings per share for the first half of 2004 were $1.16, up 32 percent compared to 88 cents for the same period last year.

     Terry J. Lundgren, Federated's chairman, president and chief executive officer, said the company was pleased with its strong start for the year and expects that strength to continue into the fall season.

Federated is projecting an increase in same-store sales of 1.5 to 3 percent in the latter half of the year, contributing to a forecasted annual same-store sales increase of 3 to 4 percent in 2004.

     The company's earnings for the second half of 2004 are expected to be 35-40 cents a share in the third quarter and $2.45 to $2.55 a share in the fourth quarter. Fiscal 2004 earnings now are anticipated to be $3.70 to $3.80 a share, including the one-time cost associated with the second-quarter debt repurchase. On that basis, Federated's prior annual guidance was $3.60 to $3.70 a share.

Sales

     Sales of $3.548 billion for the second quarter of 2004 were up 3.3 percent over sales of $3.434 billion in the same period last year. On a same-store basis, Federated's second quarter sales were also up 3.3 percent.

     For the year to date, Federated's sales totaled $7.065 billion, an increase of 5.1 percent over sales of $6.725 billion in the same period last year. On a same-store basis, Federated's first-half sales were up 5.0 percent.

     New stores opened in the second quarter included a Macy's department store in Antioch, CA, and a Bloomingdale's furniture clearance store in Mt. Pleasant, NY. Four stores closed in the quarter: the Lazarus-Macy's department store in downtown Columbus, OH; two Burdines-Macy's department stores, one in The Gardens in West Palm Beach, FL, and the other in Boynton Beach, FL; and a Bloomingdale's furniture clearance store in South Brunswick, NJ.

Operating Income

     Federated's operating income totaled $245 million or 6.9 percent of sales for the quarter ended July 31, 2004, compared to operating income of $264 million or 7.7 percent of sales for the comparable period last year. The company's operating income for the first half of 2004 was $462 million or 6.5 percent of sales, compared to $410 million or 6.1 percent of sales in the same period of 2003.

     Federated's operating income includes store closing, centralization and consolidation costs of $31 million in the second quarter this year, compared to $10 million for the same period last year. On a year-to-date basis, store closing, centralization and consolidation costs amounted to $50 million this year, compared to $18 million for the same period last year.

Cash Flow

     Cash flow from operating activities was $490 million in the first half of 2004, compared to $719 million in the same period last year. Last year's cash flow from operating activities benefited from lower income tax payments, which reflected the use of Fingerhut net operating losses. After first-half investing activities of $185 million this year and $181 million last year, cash flow before financing activities was $305 million compared to $538 million in the same period last year.

     The company used $273 million to repurchase 78 percent of its 8.5 percent Senior Notes due 2010 and approximately $263 million to repurchase 5.5 million shares of Federated common stock in the second quarter.

     Federated, with corporate offices in Cincinnati and New York, is one of the nation's leading department store retailers, with annual sales of more than $15.2 billion. Federated operates more than 450 stores in 34 states, Guam and Puerto Rico under the names of Macy's, Bloomingdale's, Bon-Macy's, Burdines-Macy's, Goldsmith's-Macy's, Lazarus-Macy's and Rich's-Macy's. The company also operates macys.com and Bloomingdale's By Mail.

     This release contains certain forward-looking statements that reflect current views of the financial performance and future events of Federated. The words "expect," "plan," "think," "believe" and other similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties. Future results of the operations of Federated could differ materially from historical results or current expectations because of a variety of factors that affect the company, including transaction costs associated with the renovation, conversion and transitioning of company retail stores in regional markets; the outcome and timing of sales and leasing in conjunction with the disposition of company retail store properties; the retention, reintegration and transitioning of displaced company employees; competitive pressures from department and specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, and all other retail channels; and general consumer-spending levels, including the impact of the availability and level of consumer debt, and the effects of weather and other factors identified in documents filed by the company with the SEC.

     (NOTE: Additional information on Federated is available on the Internet at www.fds.com/pressroom. A webcast of Federated's second quarter earnings call with analysts will be held beginning at 10:30 a.m. on Wednesday, August 11th. Pre-registration is requested. Those unable to access the webcast may call 1-866-215-1938 to listen to the audio in real time. The webcast will be archived for replay beginning approximately two hours after the conclusion of the live call.)

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)
	13 Weeks Ended		26 Weeks Ended
	July 31,	August 2,	July 31,	August 2,
	2004	2003	2004	2003

Net sales	$ 3,548	$ 3,434	$ 7,065	$ 6,725

Cost of sales (Note 2)	2,091	2,025	4,196	4,027

Percent to sales	58.9%	59.0%	59.4%	59.9%

Gross margin	1,457	1,409	2,869	2,698
Percent to sales	41.1%	41.0%	40.6%	40.1%

Selling, general and administrative expenses (Note 3)	1,212	1,145	2,407	2,288

Percent to sales	34.2%	33.3%	34.1%	34.0%

Operating income	245	264	462	410

Percent to sales	6.9%	7.7%	6.5%	6.1%

Interest expense - net (Note 4)	(119)	(65)	(179)	(135)

Income before income taxes	126	199	283	275

Federal, state and local income tax expense	(48)	(79)	(108)	(109)

Net Income	$ 78	$ 120	$ 175	$ 166

Basic Earnings per Share	$ .44	$ .65	$ .97	$ .89

Diluted Earnings per Share (Note 5)	$ .43	$ .64	$ .96	$ .88

Average common shares:
Basic	179.1	185.6	179.8	187.4
Diluted	182.0	187.2	183.1	188.3

Depreciation and amortization expense	$ 178	$ 173	$ 355	$ 353

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

Notes:

(1)  Because of the seasonal nature of the retail business, the results of operations for the 13 and 26 weeks ended July 31, 2004 and August 2, 2003 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.

(2)  Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of this method did not impact cost of sales for the 13 and 26 weeks ended July 31, 2004 or August 2, 2003. For the 13 weeks ended July 31, 2004, cost of sales includes inventory valuation adjustments of $13 million primarily related to the Macy's home store centralization. For the 26 weeks ended July 31, 2004, cost of sales includes inventory valuation adjustments of $12 million related to the Macy's home store centralization and $5 million related to the Burdines-Macy's consolidation.

(3)  Selling, general and administrative ("SG&A") expenses include costs and expenses related to the Rich's-Macy's and Burdines-Macy's consolidations, centralizing the Macy's home store business and other store closings. For the 13 weeks ended July 31, 2004, SG&A expenses include store closing and consolidation costs of $6 million (including $2 million related to the Burdines-Macy's consolidation) and Macy's home store centralization costs of $12 million. For the 26 weeks ended July 31, 2004, SG&A expenses include store closing and consolidation costs of $14 million (including $5 million related to the Burdines-Macy's consolidation) and Macy's home store centralization costs of $19 million. For the 13 weeks ended August 2, 2003, SG&A expenses include store closing and consolidation costs of $10 million (including $7 million related to the Rich's-Macy's consolidation). For the 26 weeks ended August 2, 2003, SG&A expenses include store closing and consolidation costs of $18 million (including $13 million related to the Rich's-Macy's consolidation).

(4)  Interest expense for the 13 and 26 weeks ended July 31, 2004 includes $59 million of one-time costs, or 20 cents a diluted share, associated with the repurchase of $273 million of Federated's 8.5% senior notes due 2010.

(5)  For the 13 and 26 weeks ended July 31, 2004, store closing and consolidation costs and Macy's home store centralization costs (See notes 2 and 3) amounted to $.11 and $.17 per diluted share, respectively. For the 13 and 26 weeks ended August 2, 2003, store closing and consolidation costs (See note 3) amounted to $.03 and $.06 per diluted share, respectively.

FEDERATED DEPARTMENT STORES, INC.

Consolidated Balance Sheets (Unaudited)

(millions)

	July 31,	January 31,	August 2,
	2004	2004	2003
ASSETS:
Current Assets:
Cash	$ 605	$ 925	$ 564
Accounts receivable	3,062	3,213	2,836
Merchandise inventories	3,355	3,215	3,439
Supplies and prepaid expenses	112	99	115
Deferred income tax assets	-	-	13
Total Current Assets	7,134	7,452	6,967

Property and Equipment - net	6,019	6,174	6,200
Goodwill	262	262	262
Other Intangible Assets - net	378	378	378
Other Assets	272	284	269

Total Assets	$14,065	$14,550	$14,076

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Short-term debt	$ 691	$ 908	$ 749
Accounts payable and accrued liabilities	2,672	2,613	2,678
Income taxes	192	362	121
Total current liabilities	3,555	3,883	3,548

Long-Term Debt	3,040	3,151	3,154
Deferred Income Taxes	1,029	998	1,026
Other Liabilities	595	578	641
Shareholders' Equity	5,846	5,940	5,707

Total Liabilities and Shareholders' Equity	$14,065	$14,550	$14,076

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

	26 Weeks Ended July 31, 2004	26 Weeks Ended August 2, 2003
Cash flows from operating activities:
Net income	$ 175	$ 166
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	354	351
Amortization of financing costs	4	1
Amortization of unearned restricted stock	1	2
Changes in assets and liabilities:
Decrease in accounts receivable	145	113
Increase in merchandise inventories	(140)	(80)
(Increase) decrease in supplies and prepaid expenses	(13)	9
(Increase) decrease in other assets not separately identified	1	(1)
Increase in accounts payable and accrued liabilities not separately identified	82	10
Increase (decrease) in current income taxes	(168)	50
Increase in deferred income taxes	32	25
Increase (decrease) in other liabilities not separately identified	17	(27)
Net cash provided by operating activities	490	719

Cash flows from investing activities:
Purchase of property and equipment	(175)	(156)
Capitalized software	(37)	(27)
Collection of note receivable	20	-
Disposition of property and equipment	7	2
Net cash used by investing activities	(185)	(181)

Cash flows from financing activities:
Debt issued	34	6
Debt repaid	(361)	(454)
Dividends paid Decrease in outstanding checks	(47) (27)	(23) (18)
Acquisition of treasury stock	(353)	(227)
Issuance of common stock	129	26
Net cash used by financing activities	(625)	(690)

Net decrease in cash	(320)	(152)
Cash at beginning of period	925	716

Cash at end of period	$ 605	$ 564